Exhibit j under Form N-1A
Exhibit 24 under Item 601/ Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 81 to the Registration Statement (Form N-1A, No. 33-3164) of Federated Income Securities Trust and to the incorporation by reference of our report dated January 16, 2009 on Federated Stock and California Muni Fund (one of the portfolios comprising the Federated Income Securities Trust) included in their Annual Shareholder Reports for the fiscal year ended November 30, 2008.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 26, 2009